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                                                                   EXHIBIT 10.08

                               November 18, 1999



Mr. Jeffrey M. Crowe
98 Larch Drive
Atherton, California 94027


Dear Jeff:

          On behalf of the Board of Directors of Dovebid Corporation ("Dovebid"), we would like to offer you the position of President and Chief Operating Officer of Dovebid subject to the following terms and conditions:

          1.   Title; Salary. Effective November 29, 1999 (the "Commencement
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Date"), you will be employed as President and Chief Operating Officer. You will also be a member of the Board of Directors of Dovebid. You will report to the Chief Executive Officer and the Chairman of the Board of Directors of Dovebid. Your base salary will be $300,000 annually, subject to review by the Chief Executive Officer and the Board of Directors on January 1, 2001. You will also be entitled to an annual target bonus of $100,000 subject to satisfaction of the performance criteria agreed to by you, the Chief Executive Officer and the Board each year.

          2.   Benefits; Expenses. You will be eligible to participate in
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Dovebid's employee benefit plans of general application, including, without limitation, those plans covering incentive compensation and medical, disability and life insurance in accordance with the rules established for individual participation in any such plan and under applicable law. You will be eligible for vacation and sick leave in accordance with the policies in effect during the term of this agreement and you will be eligible to receive such other benefits as Dovebid generally provides to its other employees of comparable position and experience.

          3.   Indemnification. In the event you are made, or threatened to be
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made, a party to any legal action or proceeding, whether civil or criminal, by reason of the fact that you are or were an employee, director or officer of Dovebid or serve or served any other corporation owned or controlled by Dovebid in any capacity at Dovebid's request, you shall be indemnified by Dovebid, and Dovebid shall pay your related expenses when and as incurred, all to the fullest extent permitted by law.
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          4.   Equity. (a) You will be granted a right to purchase 4,800,000
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shares of Dovebid common stock (the "Shares"). Except as otherwise set forth in this agreement, the Shares will become vested with respect to twenty-five percent (25%) of the Shares one year from the Commencement Date, and thereafter at the end of each full succeeding month an additional 2.08333% of the Shares will become vested until the Shares are fully vested. The purchase price of the Shares will be $.33 per share, which is the fair market value of Dovebid's common stock on the Commencement Date. You may pay the entire purchase price with a full recourse promissory note (the "Stock Purchase Note") which will be secured by the Shares and will accrue interest monthly at the minimum rate sufficient to avoid imputation of income under the Internal Revenue Code of 1986, as amended (the "Code"). There will be no prepayment penalty. Dovebid shall have the right to repurchase any shares that have not vested pursuant to either the preceding sentence or paragraph 7 below, or upon your termination of employment for any reason.

               (b) The Company will arrange for Messrs. Ross Dove and Kirk Dove to sell you an aggregate of 500,000 additional shares of Common Stock at a purchase price of $1.25 per share. These 500,000 shares will not be subject to vesting restrictions and will be freely transferable.

          5.   At-Will Employment.  Your employment with Dovebid will be at-will
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and may be terminated by you or by Dovebid at any time for any reason as follows:.

               (a) You may terminate your employment upon written notice to the Board of Directors at any time in your discretion ("Voluntary Termination");

               (b) You may terminate your employment upon written notice to the Board of Directors at any time for "Good Reason" as defined below ("Involuntary Termination").

               (c) Dovebid may terminate your employment upon written notice to you at any time following a determination by the Board of Directors that there is "Cause," as defined below, for such termination ("Termination for Cause");

               (d) Dovebid may terminate your employment upon written notice to you at any time in the sole discretion of the Board of Directors without a determination that there is Cause for such termination ("Termination without Cause");

               (e) Your employment will automatically terminate upon your death or upon your disability as determined by the Board of Directors ("Termination for Death or Disability"); provided that "disability" shall mean your complete inability to perform your job responsibilities for a period of 90 consecutive days or 90 days in the aggregate in any 12-month period.
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          6.   Definition.  For purposes of this agreement, the following terms
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will have the following meanings:

               (a) "Cause" means (i) gross negligence or willful misconduct in the performance of your duties to Dovebid (other than as a result of a disability) that has resulted or is likely to result in substantial and material damage to Dovebid, after a written demand for substantial performance is delivered to you by the Board of Directors which specifically identifies the manner in which the Board believes you have not substantially performed your duties and you have been provided with a reasonable opportunity to cure any alleged gross negligence or willful misconduct; (ii) repeated failure to perform your duties to Dovebid as requested in writing by the Board of Directors (other than as a result of a disability); (iii) commission of any act of fraud with respect to Dovebid; or (iv) conviction of a felony or a crime causing material harm to the business and affairs of Dovebid. No act or failure to act by you shall be considered "willful" if done or omitted by you in good faith with reasonable belief that your action or omission was in the best interests of Dovebid.

               (b) "Change of Control" means (i) any person or entity becoming the beneficial owner, directly or indirectly, of securities of Dovebid representing fifty (50%) percent of the total voting power of all its then outstanding voting securities, (ii) a merger or consolidation of Dovebid in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation, (iii) a sale of substantially all of the assets of Dovebid or a liquidation or dissolution of Dovebid, or iv) individuals who, as of the Commencement Date, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of Dovebid subsequent to the Commencement Date, whose election, or nomination for election by Dovebid stockholders, was approved by the vote of at least a majority of the directors then in office shall be deemed a member of the Incumbent Board.

               (c) "Good Reason" means the occurrence of any of the following events without your prior written consent: (i) a reduction in your base salary;
(ii) a material adverse change in your title; (iii) a material adverse change in your responsibilities or authority; (iv) a material reduction in your employee benefits other than a reduction in employee benefits which applies to all Dovebid employees of comparable position and experience; or (v) a relocation of your place of employment outside of the seven (7) Bay Area counties.

          7.   Separation Benefits.  Upon termination of your employment with
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Dovebid for any reason, you will receive payment for all salary and unpaid vacation accrued to the date of your termination of employment. Your benefits will be continued under Dovebid's then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law. Under certain
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circumstances, you will also be entitled to receive severance benefits as set forth below, but you will not be entitled to any other compensation, award or damages with respect to your employment or termination.

          (a) In the event of your Voluntary Termination, Termination for Death or Disability or Termination for Cause, you will not be entitled to any cash severance benefits or additional vesting of shares of options.

          (b) In the event of your Termination without Cause or Involuntary Termination, you will be entitled to a cash severance payment equal to six months of your base salary. If such Termination without Cause or Involuntary Termination occurs within one year of the Commencement Date, you will be entitled to accelerated vesting of the Shares and any other shares, whether or not subject to options, subsequently granted to you that would otherwise have vested through the first anniversary of the Commencement Date and for such additional period as cash severance, if any, is paid to you after such first anniversary. If such Termination without Cause or Involuntary Termination occurs on or after the first anniversary of the Commencement Date, you will be entitled to six months of accelerated vesting of the unvested Shares and any other shares, whether or not subject to options, subsequently granted to you.

          (c) In the event of your Termination without Cause or Involuntary Termination within sixty days prior to or one year following a Change of Control that occurs within one year of the Commencement Date, you will be entitled to a cash severance payment equal to one year's base salary plus your annual bonus, and two years of accelerated vesting of the unvested Shares and any additional shares, whether or not subject to options, that are granted to you. In the event of your Termination without Cause or Involuntary Termination within sixty days prior to or one year following a Change of Control that occurs on or after the first anniversary of the Commencement Date, you will be entitled to a cash severance payment equal to one year's base salary plus your annual bonus, and accelerated vesting of all of the unvested Shares and any additional shares, whether or not subject to options, that are granted to you.

          (d) In the event of a Change in Control, the Company agrees that it will use its best efforts (including prior approval as stockholders by members of the Board of Directors) to satisfy the shareholder approval requirements of
Section 280G of the Code such that payments made to you hereunder will not constitute a "parachute payment" within the meaning of Section 280G of the Code. If, due to the benefits provided under this letter agreement, you are subject to any excise tax due to characterization of any amount payable hereunder as excess parachute payments pursuant to Sections 280G and 4999 of the Code, the Company will pay the amount of excise tax initially payable by you under Section 4999 of the Code, but will not otherwise "gross-up" the amount payable to you such that the net amount realizable by you is the same as if there were no such excise tax.
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               (e)  No payments due you hereunder shall be subject to mitigation or offset.

          8.   Arbitration.  The parties agree that any dispute regarding the
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interpretation or enforcement of this agreement shall be decided by confidential, final and binding arbitration conducted by the American Arbitration Association ("AAA") under the then existing AAA rules rather than by litigation in court, trial by jury, administrative proceeding or in any other forum.

          9.   Successors.  This agreement is binding on and may be enforced by
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Dovebid and its successors and assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to Dovebid or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of Dovebid's obligations under this agreement.

          10.  Waiver.  Neither party shall, by mere lapse of time, without
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giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this agreement. Further, the waiver by either party of a particular breach of this agreement by the other shall neither be construed as, nor constitute a, continuing waiver of such breach or of other breaches by the same or any other provision of this agreement.

          11.  Entire Agreement.  This agreement represents the entire agreement
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between us concerning the subject matter of your employment by Dovebid and supersedes any prior agreements.

          12.  Governing Law.  This agreement will be governed by the laws of
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the state of California without reference to conflict of laws provisions.

          We look forward to your contributions as part of the Dovebid team.


                         Sincerely yours,

                         /s/ Blake Winchell
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                         Blake Winchell
                         Board Member


By signing this letter, I am agreeing to the above.

Signature: /s/ Jeffrey Crowe                        Date: November 18, 1999
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